Exhibit 99.1

Cassava Sciences Announces the Appointment of

Richard J. Barry to its Board of Directors

- Mr. Barry To Contribute Additional Board-level Perspective Around Growth, Governance, Sustainability and Societal Goals –

AUSTIN, Texas – June 14, 2021 – Cassava Sciences, Inc. (Nasdaq: SAVA), a clinical-stage biotechnology company focused on Alzheimer’s disease, today announced the appointment of Mr. Richard (Rick) Barry to the Company’s Board of Directors, effective June 11, 2021.

“We’re very pleased to add Rick Barry as an independent director,” said Remi Barbier, Chairman of the Board, President & CEO. “Rick is a highly respected and astute long-term investor. He offers the Board significant insights around sustainability and governance frameworks. Commitment starts at the top and with Rick’s appointment, we wish to demonstrate that we are serious about the inclusion of sustainability,  governance and other societal goals as we continue to execute on our strategy to initiate a Phase 3 clinical program in Alzheimer’s disease in 2021.”

Mr. Barry personally owns 150,000 shares of SAVA, the Company’s common stock. His shares  were purchased in the open market in 2021,  prior to engaging into confidential discussions with the Company regarding a Board position.

About Richard (Rick) Barry

Mr. Barry has extensive experience in the investment management business. He was a founding member of Eastbourne Capital Management LLC, a large equity hedge fund investing in health care and a variety of other industries and served as a Managing General Partner and Portfolio Manager from 1999 to its close in 2010.

Prior to Eastbourne, Mr. Barry was a Portfolio Manager and Managing Director of Robertson Stephens Investment Management. Mr. Barry also spent over 13 years in various roles in institutional equity and investment management firms, including Lazard Freres, Legg Mason and Merrill Lynch.

Since June 2015, Mr. Barry has served as a member of the Board of Directors of Sarepta Therapeutics, Inc., a publicly traded biopharmaceutical company, where he also serves as Chair of the Nominating and Governance Committee. In May 2019, Mr. Barry was appointed to the board of directors of MiMedx Group Inc., a publicly traded biopharmaceutical company. From 2013 to 2019, Mr. Barry served as a director of Elcelyx Therapeutics Inc., a privately held pharmaceutical company, and was a Managing Member of GSM Fund, LLC, a fund established for the sole purpose of investing in Elcelyx.

Mr. Barry holds a Bachelor of Arts from Pennsylvania State University. He was previously an Advisory Board member for the Schreyer Honors College at Pennsylvania State University and served as a director of Cluster Wireless, a San Diego-based software company. He has been a Partner and Advisory Board member of the San Diego Padres since 2009.

About Cassava Sciences, Inc.

Cassava Sciences’ mission is to discover and develop innovations for chronic, neurodegenerative conditions. Over the past 10 years, Cassava Sciences has combined state-of-the-art technology with new insights in neurobiology to develop novel solutions for Alzheimer’s disease. For more information, please visit: https://www.CassavaSciences.com

For More Information Contact:

Eric Schoen, Chief Financial Officer

eschoen@CassavaSciences.com

(512) 501-2450

Cautionary Note Regarding Forward-Looking Statements: This news release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, relating to: Mr. Barry’s anticipated contributions to the Board of Directors and the Company and the Company’s execution on its strategy to initiate a Phase 3 clinical program in Alzheimer’s disease in 2021. These statements may be identified by words such as “may,” “anticipate,” “believe,” “could,” “expect,” “would”, “forecast,” “intend,” “plan,” “possible,” “potential,” and other words and terms of similar meaning.

Drug development involves a high degree of risk, and historically only a small number of research and development programs result in commercialization of a product. Clinical results from our earlier-stage clinical trials may not be indicative of full results or results from later-stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements or any scientific data we present or publish.

Such statements are based largely on our current expectations and projections about future events. Such statements speak only as of the date of this news release and are subject to a number of risks, uncertainties and assumptions, including, but not limited to, those risks relating to the ability to conduct or complete clinical studies on expected timelines, to demonstrate the specificity, safety, efficacy or potential health benefits of our product candidates, the severity and duration of health care precautions given the COVID-19 pandemic, any unanticipated impacts of the pandemic on our business operations, and including those described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 and future reports to be filed with the SEC. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from expectations in any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking statements and events discussed in this news release are inherently uncertain and may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, we disclaim any intention or responsibility for updating or revising any forward-looking statements contained in this news release.

For further information regarding these and other risks related to our business, investors should consult our filings with the SEC, which are available on the SEC's website at www.sec.gov.

###